Subsidiaries of Liberty Oilfield Services Inc.

Entity	State of Formation
R/C IV Non-U.S. LOS Corp	Delaware
Liberty Oilfield Services New HoldCo LLC	Delaware
Liberty Oilfield Services LLC	Delaware
LOS Acquisition CO I LLC (1)	Delaware
Titan Frac Services LLC (2)	Delaware
LOS Cibolo RE Investments, LLC	Texas
LOS Odessa RE Investments, LLC	Texas

(1) Effective March 22, 2018, LOS Acquisition CO I LLC ("ACQI") and Liberty Oilfield Services LLC ("LOS") merged into the surviving entity, LOS, and ACQI ceased to exist.
(2) Effective March 22, 2018, Titan Frac Services LLC, a wholly owned subsidiary of ACQI assigned, transfered and conveyed all of its rights, title and interest in its assets to LOS and dissolved.